UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 16, 2023
PetMed Express, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
420 South Congress Avenue, Delray Beach, Florida 33445
(Address of principal executive offices) (Zip Code)
(561) 526-4444
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On May 17, 2023, the Board of Directors ("Board”) of PetMed Express, Inc. (the "Company”) approved the appointment of Sandra Y. Campos as a director on its Board, and also approved the appointment of Ms. Campos as a member on the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee, effective May 17, 2023. In connection with Ms. Campos’s appointment on the Board, the Board voted to increase the size of the Board by one director to seven persons effective May 17, 2023.

Ms. Campos, 56, served as the Chief Executive Officer of DVF (Diane von Furstenberg) (a luxury fashion brand) from April 2018 to November 2020. Prior to joining DVF, Ms. Campos was the Co-President, Women’s Apparel, of Global Brands Group Holding Limited (a branded apparel, footwear and brand management company) from 2015 to April 2018, which included the Juicy Couture, Bebe, Buffalo, Tretorn, BCBG and Herve Leger brands. Ms. Campos also has held leadership roles prior thereto with apparel companies Polo Ralph Lauren and Nautica International. Ms. Campos also founded Fashion Launchpad (a continuing education platform for retail and fashion professionals) in June 2020, and created Dream out Loud in partnership with Selena Gomez (the first teen celebrity brand management company) which was established in 2009, and launched at retail in 2010. After her departure from DVF, Ms. Campos served as the Chief Executive Officer of Project Verte Inc. (a retail technology and supply chain solutions provider) from November 2020 until November 2021. A receivership proceeding was filed against Project Verte Inc. in August 2022 in the Delaware Court of Chancery. The receiver subsequently filed a bankruptcy proceeding under Chapter 7 of the U.S. Bankruptcy Code with respect to Project Verte Inc. in January 2023 in the U.S. Bankruptcy Court for the District of Delaware.

Ms. Campos has been a member of the board of directors of Big Lots (NYSE:BIG), and a member of its audit committee and capital allocation planning committee since May 2021; an operating advisor of ShoulderUp Technology Acquisition Corp (SPAC) since October 2021; a member of the board of directors of Fabric (a modular and headless commerce solution) since August 2022, and; a member of the board of directors of PureRED, an advertising services company, since March 2023.

The Board has determined that Ms. Campos is "independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market. Under the terms of the Company’s non-employee director compensation program, upon the effective date of the appointment to the Board, Ms. Campos will receive (i) a pro-rata portion of a non-employee director annual restricted stock grant in the amount of 1,623 shares of restricted common stock, which shares of restricted common stock will be subject to forfeiture in one-third increments before May 17, 2024, 2025 and 2026, in the event of her cessation of service as a director, in accordance with the 2015 Outside Director Equity Compensation Restricted Stock Plan, and (ii) a pro-rata portion of the non-employee director annual cash retainer in the amount of $8,658. Ms. Campos will also be entitled to receive reimbursement of her reasonable travel expenses incurred in connection with her attendance at the annual stockholders, board and committee meetings.

There are no family relationships between Ms. Campos and any director or other executive officer of the Company nor are there any transactions between Ms. Campos or any member of her immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange
Commission. Further, there is no arrangement or understanding between Ms. Campos and any other persons or entities pursuant to which Ms. Campos was appointed as a director of the Company.

Departure of Director

On May 16, 2023, Jodi Watson informed the Board that she does not wish to stand for re-election to the Board when her term expires at the Company’s 2023 Annual Meeting of Shareholders on August 3, 2023 (“2023 Annual Meeting”). Accordingly, Ms. Watson, who has served as a member of our Board since May 2021, will not be nominated by the Board for election at our 2023 Annual Meeting, and Ms. Watson's term as a director will end when her current term expires at our 2023 Annual Meeting. Ms. Watson’s decision not to seek re-election was not the result of any disagreement with the Company. In connection with Ms. Watson’s pending departure from the Board, the Board voted to reduce the size of the Board by one director due to Ms. Watson’s departure effective upon the close of the 2023 Annual Meeting.

Item 7.01 Regulation FD Disclosure

On May 18, 2023, the Company issued a press release announcing the appointment of Ms. Campos to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release dated May 18, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 19, 2023

PETMED EXPRESS, INC.

By:	/s/ Christine Chambers
Name:	Christine Chambers
Title:	Chief Financial Officer and Treasurer
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